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                     UNITED STATES

          SECURITIES AND EXCHANGE COMMISSION

                WASHINGTON, D.C.  20549





                CMS ENERGY CORPORATION

                          AND

                CONSUMERS POWER COMPANY




                       FORM 10-Q

                       EXHIBITS




            FOR QUARTER ENDED JUNE 30, 1995



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                     EXHIBIT INDEX

Exhibit
Numbers                     Description

(10)     -   Consumers:  Credit Agreement dated as of July 14, 1995
             among Consumers Power Company, the Banks named therein
             and the First National Bank of Chicago, as
             Administrative Agent.
(12)     -   CMS Energy:  Statements regarding computation of Ratio
             of Earnings to Fixed Charges
(15)     -   CMS Energy:  Letter of independent public accountant
(27)(a)  -   CMS Energy:  Financial Data Schedule
(27)(b)  -   Consumers:  Financial Data Schedule
(99)     -   CMS Energy:  Consumers Gas Group Financials

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